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FOR IMMEDIATE RELEASE

Contact:  Desiree Fish
                American Express
 desiree.c.fish@aexp.com
 (212) 640-4761

AMERICAN EXPRESS ANNOUNCES UPCOMING CHANGES TO CONTINENTAL AIRLINES CARDMEMBER BENEFITS AND NEW FEATURES ON PLATINUM AND CENTURION CARDS

NEW YORK – September 15, 2010 – American Express® is announcing changes to some Cardmember benefits associated with Continental Airlines® that will go into effect a year from now.  In addition, the company will add new travel benefits later this year for consumer and small business Cardmembers with the Platinum Card® and Centurion® Card.

Changes to Benefits Related to Continental Airlines
Cardmembers enrolled in American Express’ Membership Rewards® program can currently redeem points for frequent flyer miles in the Continental OnePass® frequent flyer program*.  Platinum Card and Centurion members also receive complimentary access to Continental Airlines President’s Club® lounges when traveling on Continental Airlines**.

“Despite our best efforts, we were unable to reach an agreement with Continental to continue these benefits beyond September 30, 2011,” said Lynne Biggar, Senior Vice President and General Manager, Membership Rewards, American Express.  “While these changes will not take effect for quite some time, we are telling Cardmembers now so that they have a year to convert any of their points to the OnePass program and can also learn more about other benefits and options available.”

Other American Express benefits relating to Continental Airlines will continue.  Even after the airline scales back its offerings, enrolled Cardmembers can redeem points for travel on Continental through the Membership Rewards® Pay with Points (www.membershiprewards.com/pwp) program.  Using this service, Cardmembers can book any seat on any airline anytime, without blackout dates or restrictions. Cardmembers can, of course, also continue to use any American Express Card for tickets and fees at Continental.

New Travel Benefits for Platinum Card and Centurion Card members
In addition, American Express will begin offering additional travel benefits to consumer and small business Platinum Card and Centurion Card members as of December 1, 2010.

1.
$200 Airline Fee Credit – Cardmembers can check a bag or enjoy an in-flight meal on American Express.  Every year American Express will cover up to $200 of incidental airline fees that are charged on the Cardmember’s enrolled Card on a selected airline. The $200 Airline Fee Credit can apply to fees such as baggage fees, flight change fees, in-flight food and airport lounge day passes.

2.
20% Travel Bonus – When Cardmembers use Membership Rewards Pay with Points to pay for part or all of their travel including airlines, hotels, cruises and vacation packages, they will get 20% of those points credited back to their account***.  For example, if a Cardmember redeems 30,000 points to pay for an airline ticket, American Express will credit 6,000 point to the Membership Rewards Cardmember’s account.

3.	American Express® Travel App – This complimentary mobile app will help keep travelers informed with flight alerts, an airport lounge locator, airport guides and more.****

Although partners and benefits may change from time to time, American Express remains committed to providing exceptional value and world class customer service to all Cardmembers.

About the Membership Rewards Program
The Membership Rewards program (www. membershiprewards.com) offers more than a million rewards from over 500 brands and will continue to offer a broad choice of travel rewards and partners.   For example, the program has more than 20 airline and hotel point transfer partners, including Delta Air Lines, JetBlue Airways®, Virgin Atlantic Airways, British Airways, Hilton Worldwide and Starwood® Hotels & Resorts.

About American Express
American Express is a global services company, providing customers with access to products, insights and experiences that enrich lives and build business success.  Learn more at www.americanexpress.com and connect with us on www.facebook.com/americanexpress, www.twitter.com/americanexpress and www.youtube.com/americanexpress.

Forward-Looking Statements
The Company does not believe that the elimination of the Cardmember benefits described above relating to Continental will have a material impact on its financial results.   It remains committed to providing exceptional value through its products and services and is confident about its ability to deliver that value to its Cardmembers.  However, the ultimate impact of the changes remains uncertain at this time and will depend on factors including, among other things, potential increases in Cardmember attrition; reductions in spending on the Company's cards; and the level of redemptions of Membership Rewards points.  The preceding sentences include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties.  The forward-looking statements, which address the Company’s expected business and financial performance contain words such as “believe”, “will” and similar expressions.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The Company undertakes no obligation to update or revise any forward-looking statements.

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* Enrollment in a participating Frequent Flyer program is required. Airline tickets are subject to availability. For each conversion of points into the Frequent Flyer program of a U.S. airline, a fee of $0.0006 per point, with a maximum fee of $99, will be charged to your Card account. We charge this fee to offset the federal excise tax we must pay on such conversions. The fee may be more or less than the actual amount of the excise tax we pay on any individual conversion.

** The Platinum member must present his or her valid Card, government-issued I.D., and same day corresponding airline ticket to club agents. (Ticket not required for US Airways® Clubs.) Code-share and affiliated lounge agreements may not apply in all cases. The Platinum member must be 18 years of age to enter into the Airport Club Lounge without a parent or guardian for American Airlines and for Delta Sky ClubTM where there is no self-service bar. Local age restrictions apply in non-U.S. locations. The Platinum member must be 21 years of age to enter into all Airport Club Lounges where there is a self-service bar. Card members must adhere to all house rules of participating clubs. Partners and locations subject to change.

*** To use Membership Rewards® Pay with Points, you must charge travel with an enrolled Card at American Express Travel. Points will be debited from your program account and a credit for the corresponding dollar amount will be issued to the Card account you used. If the points redeemed do not cover the entire amount of the charge, the balance of the purchase price will remain on the Card account. Minimum redemption of 5,000 points. Effective for Pay with Points redemptions on and after December 1, 2010, you will receive 1 bonus point for every 5 points you redeem for a Pay with Points transaction. To be eligible to earn bonus points, Card account(s) must be active and not in default at the time of bonus points fulfillment. Transactions charged to a Corporate Card are excluded. Bonus points will be credited to your Membership Rewards First account approximately 6-10 weeks after charges appear on your billing statement. Membership Rewards First® program Terms and Conditions apply; see membershiprewards.com/terms. Bonus ID 4880.

****The American Express® Travel App will be available on select mobile devices.  In order to use all app features, Card members must have an active data plan with a cellular provider.  App will be available for download starting on December 1, 2010. For additional details and full terms and conditions, visit americanexpress.com/transformtravel starting November 2010.